EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Envivio, Inc.

South San Francisco, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 25, 2013 relating to the consolidated financial statements of Envivio, Inc., appearing in the Annual Report on Form 10-K of Envivio, Inc. for the year ended January 31, 2013.

/s/ BDO USA, LLP

San Francisco, California

September 11, 2013